Exhibit 10.1

EIGHTH AMENDMENT

THIS EIGHTH AMENDMENT (this “Amendment”) is made and entered into as of May 8, 2015, by and between HUDSON PENINSULA OFFICE PARK, LLC, a Delaware limited liability company (“Landlord”), and NETSUITE INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord (as successor to EOP-Peninsula Office Park, L.L.C., a Delaware limited liability company) and Tenant (as successor to Netsuite, Inc., a California corporation) are parties to that certain lease dated August 2, 2005, as previously amended by that certain First Amendment dated August 24, 2008, that certain Second Amendment dated October 8, 2010 (“Second Amendment”), that certain Third Amendment dated December 9, 2011 (the “Third Amendment”), that certain Fourth Amendment dated February 1, 2013, that certain Fifth Amendment dated May 15, 2013, that certain Sixth Amendment dated July 8, 2013, and that certain Seventh Amendment dated February 28, 2014 (the “Seventh Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 93,743 rentable square feet (the “Existing Premises”) described as (i) Suite No. 100 on the first floor consisting of 15,747 rentable square feet, (ii) Suite No. 200 on the second floor consisting of 29,888 rentable square feet, (iii) Suite No. 400 on the fourth floor consisting of 33,954 rentable square feet, and (iv) Suite No. 110 on the first floor consisting of 14,154 rentable square feet, all in the Building commonly known as Peninsula Office Park Building 9 located at 2955 Campus Drive, San Mateo, California (the “Building”).

B.                                    The Lease will expire by its terms on August 31, 2019 (the “Existing Expiration Date”), and the parties wish to extend the term of the Lease on the following terms and conditions.

C.                                    The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 34,730 rentable square feet consisting of (a) 520 rentable square feet described as Suite No. 120 on the first floor of the building and the ground floor lobby area of the Building, and (b) 34,210 rentable square feet described as Suite No. 300 on the third floor of the building, as shown on Exhibit A attached hereto (collectively, the “Suite 300/120 Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                      Extension.  The term of the Lease is hereby extended through May 31, 2022 (the “Second Extended Expiration Date”).  The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the “Second Extension Date”) and ending on the Second Extended Expiration Date shall be referred to herein as the “Second Extended Term”.

2.                                      Suite 300/120 Expansion.

2.1.                            Effect of Expansion.  Effective as of the Suite 300/120 Expansion Effective Date, the Premises shall be increased from 93,743 rentable square feet on the first, second and fourth floors to 128,473 rentable square feet on the first, second and fourth floors by the addition of the Suite 300/120 Expansion Space, and, from and after the Suite 300/120 Expansion Effective Date, the Existing Premises and the Suite 300/120 Expansion Space shall collectively be deemed the Premises.  The term of the Lease for the Suite 300/120 Expansion Space (the “Suite 300/120 Expansion Term”) shall commence on the Suite 300/120 Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Second Extended Expiration Date.  From and after the Suite 300/120 Expansion Effective Date, the Suite 300/120 Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein.  Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Suite 300/120 Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Suite 300/120 Expansion Space.

2.2.                            Suite 300/120 Expansion Effective Date.  As used herein, “Suite 300/120 Expansion Effective Date” means the earlier of (i) the date on which Tenant first conducts business in the Suite 300/120 Expansion Space pursuant to this Amendment, or (ii) the date occurring ninety (90) days after the Suite 300/120 Expansion Delivery Date (defined below).  As used herein, “Suite 300/120 Expansion Delivery Date” means the date on which Landlord tenders possession of the Suite 300/120 Expansion Space to Tenant free from occupancy by any party, which is estimated to be May 19, 2015.  During the period beginning on the Suite 300/120 Expansion Delivery Date and ending on the date immediately preceding the Suite 300/120 Expansion Effective Date, all provisions of the Lease relating to the Suite 300/120 Expansion Space shall apply as if the Suite 300/120 Expansion Effective Date had occurred; provided, however, that during such period (a) Tenant shall not be required to pay Base Rent or Tenant’s Pro Rata Share of Expenses and Taxes for the Suite 300/120 Expansion Space, and (b) Tenant may not conduct business in the Suite 300/120 Expansion Space.  Any delay in the Suite 300/120 Expansion Delivery Date or Suite 300/120 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.

2.3.                            Confirmation Letter.  At any time after the Suite 300/120 Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein.  Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) business days after receiving it.

3.                                      Base Rent.

3.1.                            Existing Premises During Second Extended Term.  With respect to the Existing Premises during the Second Extended Term, the schedule of Base Rent shall be as follows:

Period of Second Extended Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
9/1/19 – 5/31/20	$55.38	$432,585.15
6/1/20 – 5/31/21	$57.04	$445.562.70
6/1/21 – 5/31/22	$58.75	$458,929.59

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.2.                            Suite 300/120 Expansion Space During Suite 300/120 Expansion Term.  With respect to the Suite 300/120 Expansion Space during the Suite 300/120 Expansion Term, the schedule of Base Rent shall be as follows:

Period During Suite 300/120 Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Expansion Effective Date – 5/31/16	$49.20	$142,393.00
6/1/16 – 5/31/17	$50.68	$146,676.37
6/1/17 – 5/31/18	$52.20	$151,075.50
6/1/18 – 5/31/19	$53.76	$155,590.40
6/1/19 – 5/31/20	$55.38	$160,278.95
6/1/20 – 5/31/21	$57.04	$165,083.27
6/1/21 – 5/31/22	$58.75	$170,032.29

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding the foregoing, Base Rent for the Suite 300/120 Expansion Space shall be abated, in the amount of $142,393.00 per month, for the first three (3) full calendar months of the Suite 300/120 Expansion Term; provided, however, that if a Default exists when any such abatement would otherwise apply, such abatement shall be deferred until the date, if any, on which such Default is cured.

4.                                      Additional Security Deposit.   No additional security deposit shall be required in connection with this Amendment.

5.                                     Tenant’s Pro Rata Share.  With respect to the Suite 300/120 Expansion Space during the Suite 300/120 Expansion Term, Tenant’s Pro Rata Share shall be 25.7779%, reflecting the provisions of Section 9.10 below.

6.                                      Expenses and Taxes.

6.1.                            Existing Premises During Second Extended Term.  With respect to the Existing Premises during the Second Extended Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Existing Premises during the Second Extended Term, the Base Year for Expenses and Taxes shall be 2019.

6.2.                            Suite 300/120 Expansion Space During Suite 300/120 Expansion Term.  With respect to the Suite 300/120 Expansion Space during the Suite 300/120 Expansion Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Suite 300/120 Expansion Space during the Suite 300/120 Expansion Term, the Base Year for Expenses and Taxes shall be 2016.

7.                                      Improvements to Existing Premises and Suite 300/120 Expansion Space.

7.1.                            Configuration and Condition of Existing Premises and Suite 300/120 Expansion Space.  Tenant acknowledges that it is in possession of the Existing Premises and that it has inspected the Suite 300/120 Expansion Space, and agrees to accept each such space in its existing configuration and condition (or, in the case of the Suite 300/120 Expansion Space, in such other configuration and condition as any existing tenant of the Suite 300/120 Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2.                            Responsibility for Improvements to Existing Premises and Suite 300/120 Expansion Space.  Tenant shall be entitled to perform improvements to the Existing Premises and to the Expansion Space, and to receive an allowance from Landlord for such improvements, in accordance with Exhibit B attached hereto.

8.                                      Renewal Option.  The Renewal Option set forth in Section 6.2 of the Third Amendment is hereby deleted.  Tenant shall have the following Renewal Option:

8.1.                            Grant of Option; Conditions.  Tenant shall have the right to extend the Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Second Extended Termination Date and ending on the 5th anniversary of the Second Extended Termination Date (the “Renewal Term”), if:

A.                                    Landlord receives notice of exercise (“Initial Renewal Notice”) not earlier than May 31, 2021 and not later than August 31, 2021; and

B.                                    Tenant is not in Default under the Lease, as amended, beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

C.                                    No more than 50% of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in the Lease) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice;

D.                                    The Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

8.2.                            Terms Applicable to Premises During Renewal Term.

A.                                    The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal 95% of the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.  Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate.  Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

B.                                    Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Renewal Term in accordance with the Lease, as amended hereby, and the manner and method in which Tenant reimburses Landlord for Tenant’s Pro Rata Share of Tax Excess and Expense Excess and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.  Notwithstanding the foregoing, the Base Year for the Renewal Term shall be the calendar year of 2022.

8.3.                            Initial Procedure for Determining Prevailing Market.  Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term.  Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”).  If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant shall be deemed to have delivered Rejection Notice.  If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein.  If Tenant provides (or is deemed to have provided) Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term.  When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof.  If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, the Prevailing Market rate shall be determined in accordance with the arbitration procedure described in Section 8.4 below.

8.4.                            Arbitration Procedure.

A.                                    Within 5 days after the end of the 30-day period described in Section 8.3 above, Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”).  If the higher of such Estimates is not more than 105% of the lower of such Estimates, then Prevailing Market rate shall be the average of the two Estimates.  If the Prevailing Market rate is not resolved by the foregoing process, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term.  Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least 5 years experience within the previous 10 years as a real estate appraiser working in the San Mateo, California area, with working knowledge of current rental rates and practices who has not represented the party selecting such appraiser on a prior occasion during the prior 3 years.  For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

B.                                    Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises.  The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term.  If either Landlord or Tenant fails to appoint an appraiser within the 7 day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof.  If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market within 20 days after their appointment, then, within 10 days after the expiration of such 20 day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria.  Once the third appraiser (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within 14 days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises.  If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice.  The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator.  Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

C.                                    If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market rate has been determined.  Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises.  If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof.  If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.

8.5.                            Renewal Amendment.  If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms.  The Renewal Amendment shall be sent to Tenant within a reasonable time after determination of the Prevailing Market rate in accordance with this Section 8, and, when the Renewal Amendment is in proper form, Landlord and Tenant shall execute and deliver the Renewal Amendment within 15 days after finalizing the same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

8.6.                            Definition of Prevailing Market.  For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the San Mateo, California area.  The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

9.                                      Other Pertinent Provisions.  Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1.                            California Civil Code Section 1938.  Pursuant to California Civil Code § 1938, Landlord hereby states that the Existing Premises and the Expansion Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

9.2.                            Exclusive Monument Signage.

A.                                  Tenant’s Right to Monument Signage.  Subject to the terms of this Section 9.2, from and after the Suite 300/120 Expansion Effective Date, Section 4.3 of the Second Amendment shall be of no further force or effect, and Tenant shall have the exclusive right to have signage (“Tenant’s Monument Signage”) on the Monument Sign that serves the Building as of the date of this Amendment.  Tenant’s Monument Signage shall bear “Tenant’s Name”, which for purposes of this Section 9.2  means, at any time, at Tenant’s discretion, (i) the name of Tenant set forth in the first paragraph of this Amendment (“Tenant’s Existing Name”), or (ii) if Tenant’s name is not then Tenant’s Existing Name, then Tenant’s name, provided that such name is compatible with a first-class office building, as determined by Landlord in its reasonable discretion, and/or (iii) Tenant’s logo, provided that such logo is compatible with a first-class office building.  Notwithstanding any contrary provision hereof, Tenant’s rights under this Section 9.2 shall be personal to the party named as Tenant in the first paragraph of this Amendment (“Existing Tenant”) and to any successor to Existing Tenant’s interest in the Lease that acquires its interest in the Lease solely by means of one or more Permitted Transfers originating with Existing Tenant, and may not be transferred to any other party.

B.                                  Landlord’s Approval.  Landlord and Tenant hereby approve the Tenant’s Monument Signage as it exists as of the date of this Amendment (“Existing Monument Signage”), subject to applicable Laws.  Any changes to Tenant’s Existing Monument Signage shall comply with all applicable Laws and shall be subject to Landlord’s reasonable approval; provided that so long as the proposed Tenant’s Monument Signage does not differ in any material respect from Tenant’s Existing

Monument Signage, Landlord shall have no approval rights with respect thereto, except with respect to any arrangements for illumination.

C.                                  Fabrication; Installation; Maintenance; Removal; Costs. In the event of any changes to Tenant’s Existing Monument Signage approved pursuant to Section 9.2.B above, Landlord shall fabricate and install Tenant’s Monument Signage on the Monument Sign.  In addition, Landlord shall, (a) at the expiration or earlier termination of Tenant’s rights under this Section 9.2, remove Tenant’s Monument Signage, and (b) maintain, repair, and (if applicable) illuminate the Monument Sign.  Tenant shall reimburse Landlord, promptly upon demand, for (x) all costs incurred by Landlord in fabricating, installing or removing Tenant’s Monument Signage, and (y)  all costs incurred by Landlord in maintaining, repairing and (if applicable) illuminating the Monument Sign.

D.                                  Termination.  Tenant’s rights to Tenant’s Monument Signage shall terminate and Landlord shall have the right to remove Tenant’s Monument Signage at Tenant’s sole cost and expense (payable by Tenant upon demand) (1) upon expiration or earlier termination of the Lease, and (2) if, at any time during the Term (or renewal thereof), Tenant (i) assigns the Lease (other than in connection with a Permitted Transfer), or (ii) Defaults under any term or condition of the Lease and such Default is not cured for a period in excess of 90 days (provided that the foregoing in no event shall be construed to be an extension of any cure period available to Tenant as provided in the Lease).

9.3.                            Entry Door Sign.

A.                                    Effective as of the Suite 300/120 Expansion Effective Date, Tenant, provided Tenant is not in Default and obtains all necessary building permits and zoning and regulatory approvals, shall have the exclusive right to install one (1) sign identifying Tenant (the “Entry Door Sign”) on the main entry door of the Building.  Within a reasonable time after its execution of this Amendment, Tenant shall submit detailed drawings of its proposed Entry Door Sign to Landlord for its review and approval, which approval shall not be unreasonably withheld or delayed.   Such drawings shall include, without limitation, detailed information concerning the size, material, shape, color, lettering, type and method of installation of the proposed Entry Door Sign.  Landlord and Tenant and their respective architects shall work together in good faith to agree upon a final design for the Entry Door Sign.

B.                                    Tenant shall be solely responsible for all costs in connection with the Entry Door Sign, including, without limitation, all costs of obtaining permits and zoning and regulatory approvals and all costs of design, construction, installation, supervision and wiring.  Prior to commencing any work in connection with the installation of the Entry Door Sign, Tenant shall furnish to Landlord for its approval copies of all plans and specifications for the installation of the Entry Door Sign; names and addresses of contractors; copies of contracts; necessary permits and evidence of contractor’s and subcontractor’s insurance in an amount reasonably satisfactory to Landlord.  Except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees (but subject to Sections 15 and 20 of the Lease) (i) Tenant shall be solely responsible for any damage to the Entry Door Sign and any damage that the Entry Door Sign or its installation may cause to the Building, the Property, or any other property of Landlord or any third party, and (ii) Tenant will indemnify Landlord against any cost or liability of any kind relating to the Entry Door Sign.

C.                                    Except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents, contractors or employees (but subject to Sections 15 and 20 of the Lease), Tenant shall be responsible for maintaining the Signs in a first class manner and for all costs of repairing the Entry Door Sign, including, without limitation, all cost of repairing or replacing any damaged portions of the Entry Door Sign.  All such work shall be performed with reasonable prior notice to Landlord by contractors that meet the criteria set forth in this Section 9.3 with respect to the installation of the Entry Door Sign, including, without limitation, the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if Tenant fails to repair or maintain the Entry Door Sign within 30 days written notice from Landlord to Tenant, Landlord shall have the right to maintain the Entry Door Sign with contractors selected by Landlord and to bill Tenant for the cost thereof as Additional Rent.

D.                                    Tenant, upon the expiration date or sooner termination of the Lease, shall remove the Entry Door Sign and restore any damage to the Building and Property at Tenant’s expense.  Such removal and restoration work shall be performed by contractors that meet the criteria set forth in this Section 9.3 with respect to the installation of the Entry Door Sign, including, without limitation, the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Landlord shall have the right to perform any removal or restoration work with contractors selected by Landlord and to bill Tenant for the cost thereof as Additional Rent.  In addition, Tenant’s right to the Entry Door Signage shall terminate and Landlord shall have the right to remove the Entry Door Sign at Tenant’s sole cost and expense (payable by Tenant upon demand as Additional Rent) if, at any time during the Term (or renewal thereof), Tenant (i) assigns the Lease (other than in connection with a Permitted Transfer), or (ii) Defaults under any term or condition of the Lease and such Default is not cured for a period in excess of 90 days (provided that the foregoing in no event shall be construed to be an extension of any cure period available to Tenant as provided in the Lease).

9.4.                            Fitness Center.  Subject to the provisions of this Section 9.4, so long as Tenant is not in Default under the Lease, and provided such persons execute Landlord’s standard waiver of liability form and pay the applicable one time or monthly fee (if any), then the employees of Tenant and of its subtenants under subleases permitted or approved pursuant to the Lease (the “Fitness Center Users”) shall be entitled to use the fitness center (the “Fitness Center”) in the building located at 2988 Campus Drive, San Mateo, California. The use of the Fitness Center shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord for the Fitness Center.  Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Section 13 of the Lease shall apply to Tenant and the Fitness Center User’s use of the Fitness Center.  The costs of operating, maintaining and repairing the Fitness Center may be included as part of Expenses.  Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Fitness Center (or any other fitness facility) throughout the Term of this Lease, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. In addition, in the event Landlord no longer owns the building located at 2988 Campus Drive, San Mateo, California, the rights of Tenant and the Fitness Center Users to use the Fitness Center may, at Landlord’s option, be terminated.  No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant’s or the Fitness Center Users’ rights to the Fitness Center shall entitle Tenant to an abatement or reduction in Rent, or constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

9.5.                            Shower Facility.  Subject to the provisions of this Section 9.5, so long as Tenant is not in Default under the Lease, the employees of Tenant and of its subtenants under subleases permitted or approved pursuant to the Lease (the “Shower Users”) shall be entitled to use the shower facility (the “Shower Facility”) in the building located at 2988 Campus Drive, San Mateo, California.  The use of the Shower Facility shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord for the Shower Facility.  Landlord and Tenant acknowledge that the use of the Shower Facility by the Shower Users shall be at their own risk and that the terms and provisions of Section 13 of the Lease shall apply to Tenant and the Shower User’s use of the Shower Facility.  The costs of operating, maintaining and repairing the Shower Facility shall be included as part of Expenses.  Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Shower Facility throughout the Term, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Shower Facility.  In addition, in the event Landlord no longer owns the building located at 2988 Campus Drive, San Mateo, California, the rights of Tenant and the Shower Users to use the Shower Facility may, at Landlord’s option, be terminated.  No expansion, contraction, elimination or modification of the Shower Facility, and no termination of Tenant’s or the Shower User’s rights to the Shower Facility shall entitle Tenant to an abatement or reduction in Rent, constitute a constructive eviction, or result in an event of default by Landlord under this Lease.

9.6.                            Rules and Regulations.  The following is hereby added to Exhibit E to the Lease (Rules and Regulations):

“Fitness Center Rules.  Tenant shall cause its Fitness Center Users (whether members or prospective members of the Fitness Center) to comply with the following Fitness Center rules and regulations (subject to change from time to time as Landlord may solely determine):

A.                                No guests of Fitness Center Users will be permitted to use the Fitness Center without the prior written approval of Landlord or Landlord’s representative.

B.                                Fitness Center Users are not allowed to be in the Fitness Center other than the hours designated by Landlord from time to time.  Landlord shall have the right to alter the hours of use of the Fitness Center, at Landlord’s sole discretion.

C.                                All Fitness Center Users must execute Landlord’s Waiver of Liability prior to use of the Fitness Center and agree to all terms and conditions outlined therein.

D.                                Individual membership and guest keycards to the Fitness Center shall not be shared and shall only be used by the individual to whom such keycard was issued.  Failure to abide by this rule may result in immediate termination of such Fitness Center User’s right to use the Fitness Center.

E.                                 All Fitness Center Users and approved guests must have a pre-authorized keycard to enter the Fitness Center.  A pre-authorized keycard shall not be issued to a prospective Fitness Center user until receipt by Landlord of Landlord’s initial fee, if any, for use of the Fitness Center by such Fitness Center User(s).

F.                                  Use of the Fitness Center is a privilege and not a right.  Failure of a Fitness Center User to follow gym rules or to act inappropriately while using the facilities shall result in termination of such Fitness Center User’s Fitness Center privileges.”

9.7.                            ROFO Lease.  Notwithstanding anything in the Lease to the contrary, Landlord and Tenant confirm and agree that the POP 8 Lease (defined below) is a “ROFO Lease” for all purposes under the Lease, as amended.  For purposes of this Section 9.7, “POP8 Lease” means that certain lease between Landlord, as landlord, and Tenant, as tenant, dated            [sic], 2013, pursuant to which Tenant leases from Landlord space in the building commonly known as Peninsula Office Park Building 8 located at 2929 Campus Drive, San Mateo, California, as amended to date and as may be further amended from time to time.

9.8.                            Insurance.  Clause (a) of the first sentence of Section 14 of the Lease is hereby deleted and replaced with the following:  “Commercial General Liability Insurance covering claims of bodily injury, personal injury and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with combined primary and excess/umbrella limits of at least $3,000,000 each occurrence and $4,000,000 annual aggregate.”

9.9.                            Subrogation.  Section 15 of the Lease is hereby deleted and replaced with the following:  “Each party waives, and shall cause its insurance carrier to waive, any right of recovery against the other party, any of its (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees or agents for any loss of or damage to property which loss or damage is (or, if the insurance required under this Lease, as the same may be amended from time to time, had been carried, would have been) covered by property insurance.  For purposes of this Section 15 only, (a) any deductible with respect to a party’s insurance shall be deemed covered by, and recoverable by such party under, valid and collectable policies of insurance, and (b) any contractor retained by Landlord to install, maintain or monitor a fire or security alarm for the Building shall be deemed an agent of Landlord.”

9.10.                     Remeasurement.  Landlord and Tenant acknowledge and agree that Landlord has remeasured the Building and that, according to such remeasurement, the square footage of the Suite 300/120 Expansion Space is 34,730 rentable square feet and the square footage of the Building is 134,728 rentable square feet.  Accordingly, with respect to the Suite 300/120 Expansion Space, the rentable square footage of Suite 300/120 is deemed to be 34,730 square feet and the Rentable Square Footage of the Building shall be deemed to be 134,728 square feet.  The foregoing shall not affect the rentable square footage of, or Tenant’s Pro Rata Share in connection with, any portion of the Existing Premises.

9.11.                     Required Provision.  Landlord shall perform such alterations to the Property as may be necessary to cause it to comply with applicable Laws to the extent that such compliance is lawfully required by any governmental authority in connection with the performance of the Suite 300/120 Tenant Improvement Work or any Outdoor Patio Area Improvements (as defined in Section 9.14 below); provided, however, that (a) Landlord shall not be required to perform such alterations to the extent that Tenant is required to do so under any provision of this Amendment (including Exhibit B) or the Lease, and (b) nothing in this sentence shall limit any obligation of Tenant to pay or reimburse Landlord for the cost of such alterations under any provision of this Amendment (including Exhibit B) or the Lease.

9.12                        Parking.  Effective as of the Suite 300/120 Expansion Effective Date, (a) the reference to 310 non-reserved parking spaces in Section 1 of Exhibit G to the Lease (reflecting previous amendments) is hereby increased by 81 non-reserved parking spaces to 391 non-reserved parking spaces, and (b) the reference to 10 reserved parking spaces set forth in Section 1 of Exhibit G to the Lease (reflecting previous amendments) is hereby increased by 21 reserved parking spaces (as the “Additional Reserved Charging Spaces”), as identified on Exhibit D hereto, to 31 reserved parking spaces.  All of the Additional Reserved Charging Spaces shall be both “Reserved Parking Spaces” and “Reserved Charging Spaces” for purposes of the Seventh Amendment and subject to all of the terms and conditions thereof.

9.13.                     Supplemental HVAC.  If the Suite 300/120 Expansion Space is served by any supplemental HVAC unit (a “Unit”), then (a) Tenant shall pay the costs of all electricity consumed in the Unit’s operation, together with the cost of installing a meter to measure such consumption; (b) Tenant, at its expense, shall (i) operate and maintain the Unit in compliance with all applicable Laws and such reasonable rules and procedures as Landlord may impose; (ii) keep the Unit in as good working order and condition as existed upon installation (or, if later, when Tenant took possession of the Premises), subject to normal wear and tear and damage resulting from Casualty; (iii) maintain in effect, with a contractor reasonably approved by Landlord, a contract for the maintenance and repair of the Unit, which contract shall require the contractor, at least once every three (3) months, to inspect the Unit and provide to Tenant a report of any defective conditions, together with any recommendations for maintenance, repair or parts-replacement; (iv) follow all reasonable recommendations of such contractor; and (v) promptly provide to Landlord a copy of such contract and each report issued thereunder; (c) the Unit shall become Landlord’s property upon installation and without compensation to Tenant; provided, however, that upon Landlord’s request at the expiration or earlier termination hereof, Tenant, at its expense, shall remove the Unit and repair any resulting damage (and if Tenant fails to timely perform such work, Landlord may do so at Tenant’s expense); (d) the Unit shall be deemed (i) a Leasehold Improvement (except for purposes of Section 8 of the Lease), and (ii) for purposes of Section 16 of the Lease, part of the Premises; (e) if the Unit exists on the date of mutual execution and delivery hereof, Tenant accepts the Unit in its “as is” condition (or in such other configuration and condition as any existing tenant of the Suite 300/120 Expansion Space may cause to exist in accordance with its lease), without representation or warranty as to quality, condition, fitness for use or any other matter; (f) the Unit may connect to the Building’s condenser water loop (if any), at no additional charge to Tenant for such connection or for usage thereof (other than as may be allowable as Expenses under the Lease); and (g) if any portion of the Unit is located on the roof, then (i) Tenant’s access to the roof shall be subject to such reasonable rules and procedures as Landlord may impose; (ii) Tenant shall maintain the affected portion of the roof in a clean and orderly condition and shall not interfere with use of the roof by Landlord or any other tenants or licensees; and (iii) Landlord may relocate the Unit and/or temporarily interrupt its operation, without liability to Tenant, as reasonably necessary to maintain and repair the roof or otherwise operate the Building.

9.14.                     Outdoor Patio Area.

A.                                    Effective as of the Suite 300/120 Expansion Effective Date, but subject to the terms of this Section 9.14, Tenant shall have a revocable (to the extent provided in this Section 9.14) right to use the area shown on the attached Exhibit E (the “Outdoor Patio Area”) solely for the purpose of providing an area for the use of its employees and invitees for outdoor seating and table use, meetings and social gatherings, as well as similar uses consistent with an outdoor patio area at a first class office building as may be approved by Landlord in its reasonable discretion from time to time.  Tenant may construct improvements in the Outdoor Patio Area (“Outdoor Patio Area Improvements”) in accordance with the provisions of this Section 9.14.  Tenant shall not be required to pay Base Rent or Tenant’s Share of Expenses and Taxes with respect to the Outdoor Patio Area.  Tenant’s right to use the Outdoor Patio Area shall be exclusive to Tenant, provided that Landlord shall have no obligation to safeguard the Outdoor Patio Area or prevent unauthorized third parties from using the Outdoor Patio Area.  Tenant’s use of the Outdoor Patio Area shall comply with all Laws and the Building Rules and Regulations.

B.                                    Tenant, at its expense, may furnish the Outdoor Patio Area with a reasonable number of tables, chairs and trash receptacles (collectively, the “Outdoor Furniture”); provided, however, that the color, design, material, finish, size, location and method of installation of the Outdoor Furniture shall be subject to Landlord’s prior approval in its sole and absolute discretion.  No item of Outdoor Furniture shall display any logo or graphics, and no material component of any item of Outdoor Furniture shall be made of plastic.  Other than Outdoor Furniture approved by Landlord, Tenant shall not place any furniture or other personalty in the Outdoor Patio Area.  Tenant, at its cost, shall (i) keep the Outdoor Patio Area and the Outdoor Furniture free of trash and litter (except in trash receptacles approved by Landlord) and otherwise in a sanitary, clean, neat and orderly condition; (ii) maintain any Outdoor Patio Area Improvements and any Outdoor Furniture in good condition and repair; and (iii) maintain the appearance of the Outdoor Patio Area Improvements and Outdoor Furniture.  Without limiting the foregoing, upon Landlord’s request from time to time, Tenant, at its expense, shall refurbish or replace any item of Outdoor Furniture or portions of the Outdoor Patio Area Improvements that Landlord reasonably determines require such refurbishment or replacement. Landlord shall have no obligation to maintain or repair the Outdoor Patio Area Improvements; provided, however, that Landlord may elect to perform any maintenance and repair to the Outdoor Patio Improvements that Landlord deems appropriate in connection with the upkeep and appearance of the Project, in which event Tenant shall reimburse Landlord for the actual cost thereof from time to time upon demand.

C.                                    Landlord shall not be required to provide any services to the Outdoor Patio Area, except that Landlord shall provide janitorial service, including trash removal, to the Outdoor Patio Area at intervals reasonably determined by Landlord, and Tenant shall reimburse Landlord for the cost of such service from time to time within 30 days after demand.  If Tenant desires electricity to the Outdoor Patio Area, the Outdoor Patio Area Improvements shall include, at Tenant’s expense, the installation, in a location designated by Landlord, of an electrical meter approved by Landlord.  Tenant shall reimburse Landlord, on a monthly basis within 30 days after billing by, for all electrical costs incurred by Landlord related to the Outdoor Patio Area. Any failure to furnish, delay in furnishing, or diminution in the quality or quantity of electrical or janitorial service to the Outdoor Patio Area resulting from any application of Law, failure of equipment, performance of maintenance, repairs, improvements or alterations, utility interruption, or event of Force Majeure shall not render Landlord liable to Tenant, constitute a constructive eviction, excuse Tenant from any obligation hereunder or under the Lease or result in an event of default by Landlord under the Lease (as amended).

D.                                    Any Outdoor Patio Area Improvements shall be performed by Tenant in accordance with Section 9.03 of the Lease (as amended) as if the Outdoor Patio Area were part of the Premises; provided, however, that Landlord shall be permitted to approve, deny or condition its consent to any such Outdoor Patio Area Improvements in Landlord’s sole and absolute discretion.  Notwithstanding any contrary provision of the Lease or this Amendment, (i) any failure of Landlord to approve any proposed Outdoor Patio Area Improvements, (ii) any condition imposed upon Tenant in connection with Landlord’s approval, if any, of the proposed Outdoor Patio Area Improvements, (iii) any delay in Landlord’s approval, if any, of the Outdoor Patio Area Improvements and/or (iv) any inconvenience suffered by Tenant as a result of any of the foregoing, shall not subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any remedy, credit, abatement or adjustment of rent or other sums payable under the Lease (as amended).  Without limiting the foregoing, and notwithstanding any provision of the Lease to the contrary, (i) Tenant shall pay for (or, at Landlord’s option, perform at Tenant’s expense) any modifications, repairs or alterations to the Building or Property that may be necessary for Tenant lawfully to perform the Outdoor Patio Area Improvements or to use the Outdoor Patio Area as provided herein; and (ii) Tenant, at its expense, shall obtain any governmental permits and approvals that may be required for Tenant lawfully to perform the Outdoor Patio Area Improvements and to use the Outdoor Patio Area as provided herein (provided, however, that, if Landlord has approved the proposed Outdoor Patio Area Improvements, Landlord shall reasonably cooperate with Tenant, at no cost or liability to Landlord, in executing any permit applications and performing any other ministerial acts that may be reasonably necessary to enable Tenant to obtain such permits and approvals).  Without limiting Section 9.03 of the Lease, prior to starting work on any Outdoor Patio Area Improvements, Tenant shall furnish Landlord evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord, the managing agent for the Building and other parties designated by Landlord (or any successor(s)) as additional insureds, and Tenant shall perform any Outdoor Patio Area Improvements in compliance with any approved plans and specifications, all Laws and Landlord’s construction rules and regulations and in a manner that does not impair the Building or the Property.  Landlord’s approval of Tenant’s plans and specifications shall not relieve Tenant from any obligation under this Section.  If a change to the Building or Property or related common areas becomes required under applicable Law as a result of the installation of the Outdoor Patio Area Improvements, Tenant, upon demand, shall (x) at Landlord’s option, either make such change at Tenant’s cost or pay Landlord the cost of making such change, and (y) pay Landlord a coordination fee equal to 2% of the cost of such change.  In performing the Outdoor Patio Area Improvements, Tenant shall not use contractors, services, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with any workforce or trades engaged in performing other work or services at the Building.  Landlord may elect to perform any Outdoor Patio Improvements prior to Tenant’s commencement thereof, or may take over and complete construction of any Outdoor Area Improvements at any time after such commencement if Landlord determines in its reasonable discretion that Tenant is not completing such Outdoor Patio Improvements in a diligent and timely manner, is creating or failing to correct a dangerous or unsightly situation or is causing unreasonable disruption to the Project, and in either event Tenant shall reimburse Landlord within 30 days after demand for any costs incurred by Landlord in performing such work, plus a 2% construction management fee.

E.                                     Tenant shall cause all Outdoor Patio Area Improvements and the Outdoor Furniture to be covered by Tenant’s property insurance required under (and subject to) Sections 14 and 15 of the Lease (as amended) as if they were, respectively, Leasehold Improvements and personal property.  Tenant, not Landlord, shall be responsible for restoring any Outdoor Patio Area Improvements at Tenant’s sole cost in the event of a Casualty or Taking; provided that Landlord may elect to restore any Outdoor Patio Improvements prior to Tenant’s commencement of such work, or may take over and complete restoration of any Outdoor Area Improvements at any time after such Tenant’s commencement of such work, if Landlord determines in its reasonable discretion that Tenant is not completing such restoration in a diligent and timely manner, is creating or failing to correct a dangerous or unsightly situation or is causing unreasonable disruption to the Project, and in either event Tenant shall assign any insurance proceeds covering the cost of such work to Landlord and shall reimburse Landlord within 30 days after demand for any additional costs incurred by Landlord in performing such restoration work, plus a 2% construction management fee.

F.                                      Tenant shall indemnify, defend, protect, and hold Landlord and the Landlord Related Parties harmless from any Losses imposed or asserted by any third party that arise from (i)  use of any Outdoor Patio Area Improvements by, or any negligence or willful misconduct of, Tenant, any party claiming by, through or under Tenant, their (direct or indirect) owners, or any of their respective beneficiaries, trustees, officers, directors, employees, agents, contractors, or licensees, or (ii) any breach by Tenant of any representation, covenant or other term contained in this Section 9.14, except to the extent such Losses arise from the negligence or willful misconduct of Landlord or any Landlord Related Party.

G.                                    Tenant’s right to the Outdoor Patio Area shall expire as of the expiration of the Term.  In addition, Tenant’s right to the Outdoor Patio Area shall terminate if, at any time during the Term (or renewal thereof), Tenant (1) assigns the Lease (other than in connection with a Permitted Transfer), or (2) Defaults under any term or condition of the Lease and such Default is not cured for a period in excess of 90 days (provided that the foregoing in no event shall be construed to be an extension of any cure period available to Tenant as provided in the Lease).  Notwithstanding any provision herein or in the Lease to the contrary, at the expiration or earlier termination of Tenant’s right to the Outdoor Patio Area, Tenant, at its expense, shall (x) remove any Outdoor Patio Area Improvements, (y) repair any resulting damage to the Property, and (z) restore the affected portions of the Property to its condition existing before the installation of such Outdoor Patio Area Improvements.  If Tenant fails to complete such removal, repair or restoration when required, Landlord may do so and Tenant shall reimburse Landlord the reasonable cost thereof within 30 days after receipt of written request.

H.                                   Pursuant to California Civil Code § 1938, Landlord hereby states that the Outdoor Patio Area has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

10.                               Miscellaneous.

10.1.                     This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

10.2.                     Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

10.3.                     In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

10.4.                     Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

10.5.                     Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

10.6.                     Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cassidy Turley) claiming to have represented Tenant in connection with this Amendment.  Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.  Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON PENINSULA OFFICE PARK, LLC,
a Delaware limited liability company

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

	By:	Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

		By:	/s/ Mark T. Lammas

		Name:	Mark T. Lammas

		Title:	Chief Financial Officer

TENANT:

NETSUITE INC., a Delaware corporation

By:	/s/ Douglas P. Solomon

Name:	Douglas P. Solomon

Title:	SVP, GC & Secretary

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

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EXHIBIT B

WORK LETTER

As used in this Exhibit B (this “Eighth Amendment Work Letter”), the following terms shall have the following meanings:

(i)                                     “Premises” means the Existing Premises and the Expansion Space, collectively.

(ii)                                  “Eighth Amendment Tenant Improvements” means all improvements to be constructed in the Premises (including the Existing Premises) pursuant to this Eighth Amendment Work Letter;

(iii)                               “Eighth Amendment Tenant Improvement Work” means the construction of the Eighth Amendment Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Eighth Amendment Tenant Improvements;

(iv)                              “law” means Law; and

(v)                                 “Agreement” means the amendment of which this Eighth Amendment Work Letter is a part.

1                      ALLOWANCE.

1.1                       Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Eighth Amendment Allowance”) in the amount of $1,979,330.00 to be applied toward the Allowance Items (defined in Section 1.2 below).  Tenant shall be responsible for all costs associated with the Eighth Amendment Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Eighth Amendment Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Eighth Amendment Work Letter.

1.2                       Disbursement of Allowance.

1.2.1                     Allowance Items.  The Eighth Amendment Allowance shall be disbursed by Landlord only for the following items (for purposes of this Exhibit B, the “Allowance Items”):  (a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below), and any fees reasonably incurred by Landlord for review of the Plans (defined in Section 2.1 below) by Landlord’s third party consultants; (b) plan-check, permit and license fees relating to performance of the Eighth Amendment Tenant Improvement Work; (c) the cost of performing the Eighth Amendment Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Eighth Amendment Tenant Improvement Work required by Law; (f) the Coordination Fee (defined in Section 3.2.2 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Eighth Amendment Tenant Improvement Work.

1.2.2                     Disbursement.  Subject to the provisions of this Eighth Amendment Work Letter, Landlord shall make monthly disbursements of the Eighth Amendment Allowance for Allowance Items and shall authorize the release of monies for Tenant’s benefit as follows:

1.2.2.1           Monthly Disbursements.  On or before the first day of each calendar month during the performance of the Eighth Amendment Improvement Work (or such other date as Landlord may designate), Tenant shall deliver to Landlord:  (i) a request for payment of the Contractor (defined in Section 3.1 below), approved by Tenant, in AIA G-702/G-703 format or another format reasonably requested by Landlord, showing the schedule of values, by trade, of percentage of completion of the Eighth Amendment Tenant Improvement Work (or applicable phase thereof), detailing the portion of the work completed and the portion not completed; (ii) copies of all third-party contracts (including change orders) pursuant to which the Eighth Amendment Improvement Work has been performed, including paid invoices from all of Tenant’s Agents (defined in Section 3.1.2 below) for labor rendered and materials delivered to the Premises (collectively, the “Construction Contracts”); (iii) executed conditional mechanic’s lien releases from all of Tenant’s Agents (along with unconditional mechanic’s lien releases with respect to payments made pursuant to Tenant’s prior submission hereunder) which shall comply with California Civil Code §§ 8132 and/or 8134, as applicable; and (iv) all other information reasonably requested by Landlord.  Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request.  Thereafter,

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Landlord shall deliver a check to Tenant, made jointly payable to the Contractor and Tenant, in the amount of the lesser of (a) the amount requested by Tenant pursuant to the preceding sentence, less a 10% retention (the aggregate amount of such retentions for any particular phase to be known as the “Final Retention”), or (b) the amount of any remaining portion of the Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on any failure of the work to comply with the Approved Construction Drawings (defined in Section 2.3 below) or otherwise to be of the required quality, or for any other reason.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as described in Tenant’s payment request.

1.2.2.2           Final Retention.  Subject to the provisions of this Eighth Amendment Work Letter, with respect to each phase of the Eighth Amendment Tenant Improvement Work, a check for the Final Retention, together with any other undisbursed portion of the Eighth Amendment Allowance required to pay for the Allowance Items incurred to date, shall be delivered by Landlord to Tenant following the latest to occur of (a) the completion of the applicable phase of the Eighth Amendment Tenant Improvement Work; (b) Tenant’s delivery to Landlord of (i) properly executed mechanic’s lien releases in compliance with California Civil Code § 8138, (ii) a certificate from the Architect, in a form reasonably acceptable to Landlord, certifying that the applicable phase of the Eighth Amendment Tenant Improvement Work has been substantially completed, and (iii) evidence that all required governmental approvals required for Tenant to legally occupy the Premises have been obtained; (c) Tenant’s performance of its obligations under clause (a) of the third sentence of Section 3.3 below; or (d) Tenant’s compliance with Landlord’s standard “close-out” requirements regarding city approvals, closeout tasks, the general contractor, financial close-out matters, and tenant vendors.

1.3                       Excess Eighth Amendment Allowance.  Notwithstanding any provision herein to the contrary, Landlord shall reimburse Tenant, up to the lesser of (a) the portion of the Eighth Amendment Allowance that remains unused by Tenant, or (b) $520,950.00, collectively, for (i) the cost of general office equipment (such as a facsimile machine or a copy machine), the installation cost of telephone and computer cabling in the Premises, the purchase and installation costs of furniture, cabling, voice/data infrastructure and systems, but expressly excluding any leased equipment or other leasing costs associated therewith (collectively, the “Eighth Amendment FF&E”) to be located at all times in the Premises and for use by Tenant in the Premises, (ii) project management costs in connection with the Eighth Amendment Tenant Improvements, (iii) costs of installing any Charger Alterations (defined in the Seventh Amendment) to serve the Additional Reserved Charging Spaces (defined in Section 9.13 below), and (iv) costs of the Entry Door Sign.  Such reimbursement shall be made by Landlord upon 30 days written invoice to Landlord, which invoice shall be supported by Tenant’s paid receipts and/or invoices for such items.  Tenant hereby acknowledges and agrees that the Eighth Amendment FF&E shall expressly exclude office supplies (including, without limitation, letterhead and business cards).  The Eighth Amendment FF&E shall be Tenant’s Property for purposes of Section 14 of the Lease and shall be subject to the removal and restoration provisions set forth in Sections 8 and 25 of the Lease.

1.4                       Allowance Expiration Date.  Notwithstanding any contrary provision of this Agreement, if Tenant fails to use a portion of the Allowance equal to or in excess of $1,026,300.00 by the date that is eighteen (18) months following the Suite 300/120 Expansion Effective Date (the “Initial Allowance Deadline”), the then remaining Eighth Amendment Allowance shall be reduced by an amount equal to the remainder of (a) $1,026,300.00, minus (b) the portion of the Allowance used by Tenant on or prior to the Initial Allowance Deadline (the Eighth Amendment Allowance, as so reduced (if at all), being referred to herein as the “Remaining Allowance”).  Notwithstanding any contrary provision of this Agreement, if Tenant fails to use the entire Remaining Allowance by the date that is thirty (30) months following the Suite 300/120 Expansion Effective Date (the “Final Allowance Deadline”), the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2                      PLANS.

2.1                       Selection of Architect/Plans.  Landlord acknowledges that Tenant intends to perform the Tenant Improvement Work in separate projects or phases.  Tenant shall retain RAPT Studios or another architect/space planner reasonably approved by Landlord (the “Architect”) and engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all architectural plans for the Premises and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises.  The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be referred to herein collectively as the “Plans.”  All Plans shall (a) comply with the drawing format and specifications required by Landlord, (b) be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building, and (c) otherwise be subject to Landlord’s approval, which shall not be unreasonably withheld.  Tenant shall cause the Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Plans and approval of the Approved

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Construction Drawings shall be for its sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with Law or any other matter.  Accordingly, notwithstanding any review of the Plans by Landlord or any of its space planners, architects, engineers or other consultants, and notwithstanding any advice or assistance that may be rendered to Tenant by Landlord or any such consultant, Landlord shall not be liable for any error or omission in the Plans or have any other liability relating thereto.  Without limiting the foregoing, Tenant shall be responsible for ensuring (x) that all elements of the design of the Plans comply with Law and are otherwise suitable for Tenant’s use of the Premises, and (y) that no Tenant Improvement impairs any system or structural component of the Building, and Landlord’s approval of the Construction Drawings (defined in Section 2.3 below) shall not relieve Tenant from such responsibility.

2.2                       Space Plan.  Tenant shall cause the Architect to prepare a space plan or plans for each phase of the Eighth Amendment Improvement Work, including a layout and designation of all offices, rooms and other partitioning, and equipment to be contained in the Premises, together with their intended use (the “Space Plan”), and shall deliver four (4) copies of the Space Plan, signed by Tenant, to Landlord for its approval.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Space Plan within 10 business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement.  If Landlord disapproves the Space Plan, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections.  If Landlord disapproves the Space Plan, Tenant shall cause the Space Plan to be modified and resubmitted to Landlord for its approval.  Such procedure shall be repeated as necessary (provided that with respect to any such revision and resubmission of the Space Plan by Tenant, the 10-business day period set forth above for Landlord’s notice of approval or disapproval shall be reduced to five (5) business days after Landlord’s receipt thereof) until Landlord has approved the Space Plan.

2.3                       Construction Drawings.  After Landlord approves a Space Plan, Tenant shall cause the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Eighth Amendment Improvement Work (or applicable phase thereof) in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Construction Drawings”), and shall deliver four (4) copies of the Construction Drawings, signed by Tenant, to Landlord for its approval.  Notwithstanding the foregoing, at Tenant’s option, the Construction Drawings may be prepared in two phases (first the architectural drawings, then engineering drawings consistent with the previously provided architectural drawings), provided that each phase shall be subject to Landlord’s approval.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Construction Drawings (or the applicable component thereof) within 10 business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement.  If Landlord disapproves the Construction Drawings (or any component thereof), Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections.  If Landlord disapproves the Construction Drawings (or any component thereof), Tenant shall cause the Construction Drawings to be modified and resubmitted to Landlord for its approval.  Such procedure shall be repeated as necessary (provided that with respect to any such revision and resubmission of the Construction Drawings by Tenant, the 10-business day period set forth above for Landlord’s notice of approval or disapproval shall be reduced to five (5) business days after Landlord’s receipt thereof) until Landlord has approved the Construction Drawings (or the applicable component thereof).  Tenant shall not commence the Eighth Amendment Improvement Work until after the Construction Drawings are approved by Landlord.  No revision may be made to the approved Construction Drawings (the “Approved Construction Drawings”) without Landlord’s prior consent, which shall not be unreasonably withheld.

2.4                       Permits.  Tenant shall submit the Approved Construction Drawings to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all applicable building permits necessary to allow the Contractor to commence and complete the performance of the Eighth Amendment Improvement Work (or applicable phase thereof) (collectively, the “Permits”).  Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal.  Notwithstanding any contrary provision of this Section 2.4, Tenant, and not Landlord or its consultants, shall be responsible for obtaining any Permit or certificate of occupancy; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permit or certificate of occupancy.  Tenant shall not commence construction until all Permits are obtained.

3                      CONSTRUCTION.

3.1                       Selection of Contractors.

3.1.1                     The Contractor.  Tenant shall retain a general contractor (the “Contractor”) to perform the Eighth Amendment Improvement Work.  The Contractor shall be selected by Tenant, by

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notice to Landlord, from a list of general contractors provided by Landlord or from a list of general contractors provided by Tenant and approved by Landlord.  Landlord hereby approves of Principal Builders as a general contractor if so elected by Tenant.  For purposes of this Section 3.1.1, Landlord’s approval of a proposed general contractor shall not be considered unreasonably withheld if such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required under the terms of the Lease, (c) cannot be bonded for the work in an amount equal to 150% of the Final Costs (defined in Section 3.2.1 below), (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges that the foregoing is not an exclusive list of the reasons why Landlord may reasonably disapprove a proposed general contractor.

3.1.2                     Tenant’s Agents.  All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, together with the Contractor, to be referred to herein collectively as “Tenant’s Agents”) must be approved by Landlord.  Such approval shall not be unreasonably withheld; provided, however, that Landlord may require Tenant to retain certain subcontractors designated by Landlord.

3.2                       Construction.

3.2.1                     Construction Contract; Final Costs.  Tenant shall not enter into a construction contract with the Contractor (the “Contract”) unless it complies with Section 3.2.3 below and has been reviewed and approved by Landlord, which approval shall not be unreasonably withheld.  Before commencing construction of any particular phase of the Eighth Amendment Improvement Work, Tenant shall deliver to Landlord a detailed breakdown of the schedule of values, by trade, of the final costs that will be or have been incurred, as set forth more particularly in Section 1.2.1 above, in connection with the performance of such portion of the Eighth Amendment Improvement Work and that form the basis for the amount of the Contract (the “Final Costs”).

3.2.2                     Landlord’s General Conditions for Tenant Improvement Work.  The Eighth Amendment Improvement Work shall be performed in a good and workmanlike manner and in strict accordance with the Approved Construction Drawings.  Tenant shall cause Tenant’s Agents to submit to Landlord schedules of all work relating to the Eighth Amendment Improvement Work, whereupon Landlord, within five (5) business days, shall inform Tenant’s Agents of any necessary changes thereto, and Tenant shall cause Tenant’s Agents to adhere to such corrected schedule.  Tenant shall abide by all rules established by Landlord relating to the performance of the Eighth Amendment Improvement Work, including rules relating to the use of freight, loading dock and service elevators; any required shutdown of utilities (including life-safety systems); storage of materials; and coordination of work with other tenants’ contractors.  In consideration of Landlord’s coordination of the performance of the Eighth Amendment Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 2% of the Eighth Amendment Allowance.

3.2.3                     Warranty of Contractor.  Tenant shall cause the Contractor to agree to be responsible for (a) the repair, replacement and/or removal, without additional charge, of any portion of the Eighth Amendment Improvement Work that is or becomes defective, in workmanship, materials or otherwise, on or before the date occurring one (1) year after the completion of the Eighth Amendment Tenant Improvement Work; and (b) the repair of any damage to the Building and/or Common Areas resulting from such repair, replacement and/or removal.  Such agreement shall be expressly set forth in the Contract and, by its terms, shall inure to the benefit of both Landlord and Tenant as their respective interests may appear, and shall be enforceable by either Landlord or Tenant.  Upon Landlord’s request, Tenant shall provide Landlord with any assignment or other assurance that may be necessary to enable Landlord to enforce such agreement directly against the Contractor.

3.2.4                     Insurance Requirements.  Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the Eighth Amendment Improvement Work, together with such other insurance as Landlord may reasonably require.

3.2.5                     Compliance.  The Eighth Amendment Improvement Work shall comply in all respects with (i) all applicable Laws; (ii) all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) all applicable building material manufacturer’s specifications.  Without limiting the foregoing, if, as a result of Tenant’s performance of the Eighth Amendment Improvement Work, Landlord becomes required under Law to perform any inspection or give any notice relating to the Premises or the Eighth Amendment Improvement Work, or to ensure that the Eighth Amendment Improvement Work is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance.

3.2.6                     Inspection by Landlord.  Notwithstanding any contrary provision of the Lease, Landlord, at any time and without notice to Tenant, may enter the Premises to inspect the Eighth

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Amendment Improvement Work.  Neither Landlord’s performance of such inspection nor its failure to perform such inspection shall result in a waiver of any of Landlord’s rights hereunder or be deemed to imply Landlord’s approval of the Eighth Amendment Improvement Work.  If, by notice to Tenant, Landlord reasonably identifies any defect in the Eighth Amendment Improvement Work, Tenant shall promptly cause the Contractor to correct such defect at no expense to Landlord.  Notwithstanding any contrary provision of this Agreement, if a defect in the Eighth Amendment Improvement Work so identified by Landlord might adversely affect any system or structural component of the Building, the curtain wall or exterior appearance of the Building, or any other tenant’s use of the Building, or might give rise to liability on the part of Landlord to any third party, then (a) Landlord, at Tenant’s expense, may take such action (including suspension of the Eighth Amendment Improvement Work) as Landlord reasonably deems necessary to correct such defect, and (b) until such defect is corrected, Landlord shall have no obligation to disburse any portion of the Eighth Amendment Allowance.

3.2.7                     Meetings.  Commencing upon execution of this Agreement, Tenant shall hold weekly meetings with the Architect and the Contractor regarding the progress of the preparation of Plans, the obtaining of the Permits, and the performance of the Eighth Amendment Improvement Work.  Such meetings shall be telephonically or held at a location designated by Landlord and at a reasonable time of which Tenant shall provide Landlord with at least three (3) business days’ prior notice.  Landlord may attend such meetings, and, upon Landlord’s request, Tenant shall cause Tenant’s Agents to attend such meetings.  Tenant shall cause minutes of such meetings to be prepared and copies thereof to be delivered promptly to Landlord.  One such meeting per month shall include a review of the Contractor’s current request for payment.

3.3                       Tenant’s Covenants.  Within 10 days after completing the Eighth Amendment Improvement Work (or applicable phase thereof), Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located, in accordance with California Civil Code § 3093 or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s expense.  Within 30 days after completing each phase of the Eighth Amendment Improvement Work, (a) Tenant shall cause the Architect and the Contractor to (i) update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (ii) certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (iii) deliver to Landlord two (2) CD ROMS of such updated drawings in accordance with Landlord’s CAD Format Requirements (defined below); and (b) Tenant shall deliver to Landlord copies of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.  For purposes hereof, “Landlord’s CAD Format Requirements” shall mean (w) the version is no later than current Autodesk version of AutoCAD plus the most recent release version, (x) files must be unlocked and fully accessible (no “cad-lock”, read-only, password protected or “signature” files), (y) files must be in “.dwg” format, and (z) if the data was electronically in a non-Autodesk product, then files must be converted into “‘dwg” files when given to Landlord.

4                                         MISCELLANEOUS.  Notwithstanding any contrary provision of this Agreement, if Tenant defaults under this Agreement before the Eighth Amendment Improvement Work is completed, then (a) Landlord’s obligations under this Eighth Amendment Work Letter shall be excused, and Landlord may cause the Contractor to cease performance of the Eighth Amendment Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Eighth Amendment Improvement Work.  This Eighth Amendment Work Letter shall not apply to any space other than the Premises.

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EXHIBIT C

NOTICE OF LEASE TERM DATES

                             , 20

To:

Re:                             Eighth Amendment (the “Amendment”), dated May 8, 2015, to a lease agreement dated August 2, 2005, between EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company (“Landlord”), and NETSUITE INC., a Delaware corporation (Tenant”), concerning Suite 120 on the first floor and Suite 300 on the third floor of the building located at 2955 Campus Drive, San Mateo, California (collectively, the “Suite 300/120 Expansion Space”).

Lease ID:

Business Unit Number:

Dear                                   :

In accordance with the Amendment, Tenant accepts possession of the Suite 300/120 Expansion Space and confirms that (a) the Suite 300/120 Expansion Effective Date is                           , 20      , and (b) the Extended Expiration Date is                       , 20      .

Please acknowledge the foregoing by signing all three (3) counterparts of this letter in the space provided below and returning two (2) fully executed counterparts to my attention.  Please note that, under Section 2.3 of the Amendment, Tenant is required to execute and return (or reasonably object in writing to) this letter within five (5) business days after receiving it.

“Landlord”:

EOP-PENINSULA OFFICE PARK, L.L.C., a Delaware limited liability company

By:
Name:
Title:

Agreed and Accepted as of , 20 .

“Tenant”:

NETSUITE INC., a Delaware corporation

By:
Name:
Title:

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EXHIBIT D

OUTLINE AND LOCATION OF

ADDITIONAL RESERVED CHARGING SPACES

1

EXHIBIT E

OUTLINE AND LOCATION OF OUTDOOR PATIO AREA

1